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                                                                    EXHIBIT 10.1

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                  AMICAS, INC.

                    AMENDED AND RESTATED EMPLOYEE BONUS PLAN

                          DATED AS OF DECEMBER 9, 2004

      Amicas, Inc. (the "COMPANY") established an Employee Bonus Plan (the "Original Plan") for the Company employees listed on Schedule 1 attached hereto (the "ELIGIBLE EMPLOYEES") pursuant to the merger of a subsidiary of VitalWorks Inc. ("VITALWORKS") with the Company pursuant to an Agreement and Plan of Merger among VitalWorks, its subsidiary, and the Company (the "MERGER AGREEMENT"). This Amended and Restated Employee Bonus Plan (the "Restated Plan") amends and restates the Original Bonus Plan to read in its entirety as set forth in this Restated Plan. This Restated Plan reflects the agreement of VitalWorks and the Company regarding the satisfaction of the payment obligations set forth in the Original Plan.

      This Employee Bonus Plan consists of entitlement to participation in the bonus pool described below (the "BONUS POOL") in the percentages set forth on
Schedule 1 attached hereto. The Bonus Pool will be paid in two installments as set forth below.

      As a condition to the consummation of the merger, the Company caused VitalWorks to assume and become jointly and severally responsible for the performance of all of the Company's obligations under the Original Plan. The Company will also cause VitalWorks to assume and become jointly and severally responsible for the performance of all of the Company's obligations under this Restated Plan.

ALL PAYMENTS TO BE NET OF TAXES; SUBJECT TO WITHHOLDINGS

      All payments to be made under this Employee Bonus Plan will be reduced by the amount of the employment tax obligations of the Company, VitalWorks, or any of their affiliates relating to such payments.

      All payments to be made under this Employee Bonus Plan will be subject to withholding for any applicable taxes (including, without duplication of amounts covered by the preceding sentence, any payroll taxes payable by the Company, VitalWorks, or any of their affiliates).

BONUS POOL SIZE

      The Bonus Pool shall be paid as follows:

      1. Up to $2.25 million (the "FIRST INSTALLMENT") on the date (the "FIRST INSTALLMENT DATE") of the execution and delivery of the First Amendment to the Agreement and Plan of Merger by and among VitalWorks, the Company, and Seth Rudnick, Hamid Tabatabaie and Alexander Spiro solely in their respective capacity as the "Committee Members" constituting the Stockholders' Representative (the "FIRST AMENDMENT"), such total payment amount of the First

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                                     - 2 -

Installment to be determined by multiplying $2.25 million by the sum of the percentages of all First Installment Employees (as defined below) set forth on
Schedule 1.

      2. Up to $2.25 million on December 31, 2005 (the "SECOND INSTALLMENT", and with the First Installment, the "INSTALLMENT PAYMENTS"), such total payment amount of the Second Installment to be determined by multiplying $2.25 million by the sum of the percentages for all Second Installment Employees (as defined below) set forth on Schedule 1.

BONUS POOL PARTICIPATION AND PAYMENT

      The Bonus Pool will be paid in two installments as set forth above in the "Bonus Pool Size" section.

      For the purposes of this Employee Bonus Plan, (1) Eligible Employees whose employment with the Company is terminated due to death or disability will be eligible to participate in the payment of the First Installment and the Second Installment and (2) if Sean Doyle's employment or consulting relationship with the Company is terminated for Cause, or he resigns from his employment or consulting relationship with the Company, before December 31, 2005, he will be eligible to participate in the payments of the First Installment and Second Installment that he would have been entitled to receive if he had not resigned or had his employment with the Company terminated for Cause. Any Eligible Employee other than Sean Doyle whose employment with the Company is terminated for Cause, or who resigns from his or her employment with the Company, before the date of the applicable Installment Payment, as the case may be, will not be eligible to participate in such Installment Payment.

      Only those Eligible Employees (i) that are employed by the Company or VitalWorks on the date of the applicable Installment Payment (the "Determination Date") and (ii) the Company or VitalWorks has no Cause to terminate the employment of such Eligible Employee on such Determination Date shall be entitled to participate in the First Installment (the "First Installment Employees") or the Second Installment (the "Second Installment Employees"). First Installment Employees and Second Installment Employees shall also include those employees described in the first sentence of the second paragraph of this "Bonus Pool Participation and Payment" section. Each First Installment Employee shall be paid on the date of the execution of the First Amendment an amount determined by multiplying $2.25 million by the applicable percentage set forth opposite such First Installment Employee's name on Schedule 1. Each Second Installment Employee shall be paid on December 31, 2005 an amount determined by multiplying $2.25 million by the applicable percentage set forth opposite such Second Installment Employee's name on Schedule 1.

      VitalWorks shall not pay fifty percent (50%) of the bonus payable to Hamid Tabatabaie in the First Installment (the "PACS BONUS") on the First Installment Date. VitalWorks will pay

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                                     - 3 -

the PACS Bonus to Hamid Tabatabaie on January 15, 2005 if the Total Order Amount (as defined below) is equal to or exceeds $[**]. If the Total Order Amount is less than $[**], (A) VitalWorks shall retain the PACS Bonus and such PACS Bonus shall not be paid to Hamid Tabatabaie and (B) VitalWorks shall retain, and shall not pay to Hamid Tabatabaie, fifty percent (50%) of the bonus payable to Hamid Tabatabaie in the Second Installment. For purposes of this paragraph, "Total Order Amount" shall mean the total dollar amount of PACS Software (as defined below) license fees and PACS Software-related service fees (excluding hardware fees and support fees) that a customer is contractually bound to purchase pursuant to all bona fide, arms-length customer contracts signed by VitalWorks or the Company during the period from [**] through and including [**]. "PACS Software" shall mean any PACS software that either (i) is generally commercially available at the time any contract is executed by VitalWorks or the Company, or
(ii) the Buyer has determined will be commercially available on or before [**], which for the purposes of this Restated Plan is [**].

      For purposes of this Plan, "Cause" shall mean, with respect to any Eligible Employee, (A) a good faith finding by VitalWorks that (x) such Eligible Employee has failed to perform his or her reasonably assigned employment duties (which duties shall be assigned by the chief executive officer of the Company for all Eligible Employees other than the chief executive officer himself, and by the chief executive officer of VitalWorks with respect to the Company's chief executive officer) and has failed to remedy such failure within 30 days following written notice from VitalWorks to such Eligible Employee notifying him or her of such failure, or (y) such Eligible Employee has engaged in dishonesty, gross negligence, or misconduct in connection with his or her employment by the Company, or (B) the conviction of such Eligible Employee of, or the entry of a pleading of guilty or nolo contendere by such Eligible Employee to, any crime involving moral turpitude or any felony.

NATURE OF RIGHTS UNDER THIS PLAN

      Nothing in this Employee Bonus Plan is intended to confer on any Eligible Employee any right to continue to serve as an employee of the Company, and all employment relationships between the Company and the Eligible Employees remain "at will" except as may be otherwise agreed in writing by the Company from time to time.

EFFECTIVENESS OF RESTATED PLAN

      This Restated Plan will become effective only upon the occurrence of the following two events, and will be of no force and effect if it does not become effective by December 31, 2004 (in which case the Original Plan will remain in full force and effect):

      (1) effectiveness of the First Amendment; and

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                                     - 4 -

      (2) all Eligible Employees consent in writing to the Original Plan being hereby amended and restated.

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                                   SCHEDULE 1

 ELIGIBLE EMPLOYEE                           PERCENTAGE
 -----------------                           ----------
Berdichevsky, Dmitry                          1.904897%
Capotosto, Christopher C.                     0.222222%
Crowell, Theodore M.                          0.842477%
Walsh, Jacqueline O                           0.222222%
Whynot, Margaret                              0.222222%
Doyle, Sean                                   7.651772%
Esposito, John B                              3.223513%
Forgione, Dennis A                            1.314006%
Garofolo, Greg                                0.761152%
Hilborn, Mark                                 3.082194%
Lifsitz, Richard A                            2.966094%
McCarthy, Sean                                1.238020%
Naugler, Donald                               5.686822%
Nedelec, Patrice J                            0.661817%
Reichenbach, John B                          12.495552%
Rosenbaum, Terry                              1.913125%
Tabatabaie, Hamid                            35.474127%
Trimbey, Roger                                1.377044%
Vreeland, Amy                                 5.686822%
Wang, Hai                                     1.904897%
Wang, Kang                                    5.686822%
Breen, David                                  0.405405%
Cadle, Todd                                   0.364865%
Conway, Kevin                                 2.106193%
Greene, Matthew Allen                         0.405405%
Hillson, Michael                              0.364865%
Turano, Margaret                              0.445946%
Wilkins, David C.                             0.608108%
                                             ---------
        TOTAL:                               99.238606%*
                                             ---------

*Total does not equal 100% because the table above does not include those persons no longer employed by the Company or VitalWorks on or prior to December 9, 2004.